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                                                                     Exhibit 5.1

                    [LETTERHEAD OF MORRISON & FOERSTER LLP]

                                  May 26,1998

Genesis Direct, Inc.
100 Plaza Drive
Secaucus, New Jersey  07094

Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,375,000 shares of your common stock (the "Common Shares") issuable in connection with awards granted pursuant to the Genesis Direct, Inc. 1997 Long-Term Incentive Plan and the Genesis Direct, Inc. 1998 Employee Stock Purchase Plan (collectively, the "Plans").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Shares, including shares that may be issued thereunder under awards of stock, options, stock appreciation rights, restricted stock, performance units, performance shares and other stock-based awards under the Plans (the "Plan Shares") and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

   Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,


                            /s/ MORRISON & FOERSTER LLP